Exhibit 99.2
SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to McDonald's recent turnaround plan and financial updates. This exhibit should be read in conjunction with Exhibit 99.1 in which the Company announced the initial details of a business turnaround plan starting with the restructuring of its organization effective July 1, 2015, and financial updates designed to improve operational and financial performance.
Outlook
While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results, both for the remainder of 2015 as well as over the long term in connection with our announced turnaround plan. Our current performance reflects the ongoing pressures of the business, which we expect to persist through at least the first half of 2015.
2015

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Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2 percentage points to 2015 Systemwide sales growth (in constant currencies), most of which will be due to the 829 net restaurants (981 net traditional openings less 152 net satellite closings) added in 2014.

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The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or Europe would change annual diluted earnings per share by about 4 cents.

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With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2015, the total basket of goods cost is expected to increase 1.5%-2.5% in the U.S. and 2%-3% in Europe.

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The Company is currently analyzing the impact of the turnaround plan on full-year 2015 selling, general and administrative expenses. Guidance will be provided when the Company reports results for the quarter and six months ended June 30, 2015.

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Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2015 to increase about 15% compared with 2014 based on plans to return $8 to $9 billion to shareholders this year.

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A significant part of the Company's operating income is generated outside the U.S., and about 35% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

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The Company expects the effective income tax rate for the full-year 2015 to be at the high end of the existing 31%-33% range. Some volatility may be experienced between the quarters resulting in a quarterly tax rate outside of the annual range.

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The Company expects capital expenditures for 2015 to be approximately $2.0 billion. About half of this amount will be used to open new restaurants. The Company expects to open more than 1,000 restaurants including about 450 restaurants in affiliated and developmental licensee markets where the Company does not fund any capital expenditures. The Company expects net additions of about 300 restaurants, reflecting 700 restaurant closings. The remaining capital will be used to reinvest in existing locations.

Long-term

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The Company expects to return $8 to $9 billion to shareholders in 2015 and to reach the top end of its 3-year $18 to $20 billion cash return to shareholders target by the end of 2016 through a combination of dividends and share repurchases.

•	The Company expects to refranchise about 3,500 restaurants with franchised restaurants accounting for approximately 90% of global restaurants by the end of 2018.

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The Company expects to achieve net annual savings on selling, general and administrative expenses of about $300 million, most of which will be realized by the end of 2017, in connection with the Company's organizational restructure, refranchising strategy, and more stringent discipline around spending throughout the organization.